DocuSign Envelope ID: 726641F2-57FA-4E04-842E-2AF7BB09FE83

EVOFEM BIOSCIENCES®

April 10, 2023

Yan Zhang
[redacted]

RE: Contingent Offer of Employment

Dear Ivy:

It gives me great pleasure to confirm the terms of your full-time employment with Evofem, Inc., a wholly owned subsidiary of Evofem Biosciences, Inc. (collectively the "Company" or "Evofem"), based on the terms and conditions explained below. We are excited to have you start with us upon your acceptance of this offer and satisfying the conditions set forth in this contingent offer.

**Position**: You will be employed as Chief Financial Officer reporting to Evofem's CEO, Saundra Pelletier, her successor, or such other person as the Company may designate from time to time.

**Start Date/Re-Hire**: Your re-employment will begin on April 13, 2023 (your "Start Date").

**Base Salary**: Your annual base salary shall be $410,000, less all applicable withholdings, such base salary to be paid in accordance with the Company's then prevailing payroll practices. Your salary may be prorated for time taken off, including for vacation or a personal leave of absence in full-day increments, as permitted by law.

**Sign-on Bonus**: In addition, you will be provided with a "sign-on" bonus in the amount of $50,000, less all applicable withholdings. The sign-on bonus will be paid to you as follows: (i) $10,000 per pay period for the first five (5) pay periods beginning with the April 28, 2023 payroll run. Payments may be made sooner if resources are available. Additionally, payments are subject to your continued employment on each pay date. Evofem requires any employee who voluntarily resigns or is dismissed for cause prior to the completion of twelve (12) months of employment to repay this sign-on bonus in full.

**Annual Bonus**: In addition to your annual base salary, after 3 months of employment you will be eligible to participate in the Company's Employee Incentive Plan with a targeted annual bonus of up to 40% of your base salary (prorated for the amount of base salary actually paid in your first partial year of employment, if you qualify), and will be based upon your and the Company's performance. The amount of the annual bonus, if any, will be determined by the Company's Board of Directors (the "Board") and the senior management team in their sole discretion. The target bonus may change from year to year and requires Board approval each year. You must be employed by the Company on the date the bonus is payable to receive any bonus. Your bonus plan may be changed prospectively at any time by the Company.

**Employee Benefits**: You will be eligible to participate in the Company's employee benefit plans currently available to all full-time regular employees. Information concerning specific employee benefit plans will

be provided to you when you start employment. You are eligible to participate in the group welfare benefits in the first month after your Start Date. You may participate in the Company's 401(k) plan after 3 months of employment. Additionally, in accordance with the Company's Flexible Vacation Policy, you will be eligible for an indeterminate amount of time off for vacation each year to be scheduled between you and your supervisor. Lastly, you will be eligible to earn 10 days of sick leave per year, which will accrue and may be used in accordance with the Company's paid time off policies in effect from time to time. The Company may, in its sole discretion, discontinue or modify any such plans, programs or practices at any time, with or without notice.

**Conditions of Offer:**

1. **Employment Verification and Background Check**: As required by federal immigration law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work in the United States within three days of your first day of work. In addition, this offer of employment is conditioned on a background check, including verification of your past employment, satisfactory references, criminal records and a drug screen.

2. **Confidentiality, Assignment and Company Policies**: As a further condition of your employment, you are required to execute the Confidentiality and Assignment of Creative Works Agreement attached as Exhibit A and such other documents that Evofem requires its employees to sign including the Employee Handbook (collectively, the "Employment Documents").

3. **Agreements with Former Employers:** As a condition of working for the Company, you represent and confirm that you are not a party to any agreement (such as a non-compete or non-solicitation agreement) that may restrict you from engaging in any activity you would be performing as part of your job at the Company; and you have returned or destroyed any paper or electronic documents or files in your possession that to your knowledge contain a former employer's or other third party's confidential, proprietary and/or trade secret information you have a duty to not disclose.

**At-Will Employment**: Your employment with the Company is "at-will." This means that you have the right to terminate your employment at any time and for any reason, with or without notice. Likewise, the Company may terminate your employment with or without cause at any time and for any reason, with or without notice. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment or employment for a definite period.

This letter, together with the Employment Documents, reflects the entire agreement regarding the terms and conditions of your employment with the Company. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. No employee or representative of the Company has authority to make promises, representations or agreements inconsistent with this policy of "at will" employment, other than the company's Head of Human Resources in a written agreement signed by both you and him/her.

EVOFEM BIOSCIENCES®

By signing below, you agree to the terms of this offer. Please return the offer by April 11, 2023 or this offer will become null and void. Upon your acceptance of this offer, a representative of Human Resources will schedule a time with you to review all your benefits in detail so that you may enroll for the coverage you want.

We are all very pleased to welcome you as a member of the Evofem team.

Sincerely,

DocuSigned by:
Saundra Pelletier
2EA55196529A45C...
Saundra Pelletier
CEO

**ACCEPTANCE OF CONDITIONAL OFFER OF EMPLOYMENT**

I, YAN ZHANG, have read and understood the foregoing terms by Evofem Inc., and agree to such terms and conditions as of 4/10/2023.

DocuSigned by:
[signature]
69C509535E2E494...